QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

THORATEC CORPORATION

        Subsidiaries of the Registrant as of the date of this report:

Subsidiary	Jurisdiction of Incorporation or Organization	Percentage of Ownership
Thoratec Europe Limited	United Kingdom	100%
Thoratec LLC	Delaware	100%
Thoratec Switzerland GmbH	Switzerland	100%

QuickLinks

  EXHIBIT 21